Exhibit 10.1

efficacy usability allure integrity profitability™

October 8, 2019

Mr. Guillermo Novo
[Redacted]

Dear Guillermo:

This letter confirms the employment offer extended to you for the positions of Chairman of the Board and Chief Executive Officer of Ashland Global Holdings Inc. (together with its subsidiaries, “Ashland”) and Chief Executive Officer of Ashland LLC, reporting solely and directly to Ashland’s Board of Directors. You will also continue as a member of the Ashland Board of Directors. Your principal place of employment will be Ashland’s corporate headquarters in Wilmington, Delaware. The details of the offer are outlined below.

Your start date will be December 31, 2019.

Your base salary will be $1,050,000 annually. You will participate in the Ashland Incentive Compensation Plan (IC). Your annual incentive opportunity at target performance is 120% of base salary with a maximum opportunity of 200% of target. You will be eligible for an award covering the full 2020 fiscal year. Ashland IC payouts are based on various Ashland performance metrics and are usually made in December.

You will participate in Ashland’s Long Term Incentive Program (LTIP). Your annual long-term compensation target is 400% of base salary, and is subject to the discretion of the Compensation Committee each year. Your initial long-term incentive award will be equal to 400% of your full year base salary and will have an approximate weighting of 50% Performance Units (PUs), 25% Stock Appreciation Rights (SARs) and 25% Restricted Stock Units (RSUs). The Compensation Committee retains the right to alter the types of long-term incentive vehicles and their respective weightings from year to year. Your first LTIP grant will be made in January 2020. Thereafter, grants under this program will typically be made in November of each year, starting with November of 2020.

You will be granted a sign-on award on December 31, 2019 consisting of (i) a cash award of $1 million (payable on December 31, 2019), (ii) a $2 million grant of time-vested RSUs (with the number of shares to be determined based on the stock price on the date hereof) with a ratable three-year vesting schedule and (iii) a $2 million grant of performance-based RSUs (with the number of shares to be determined based on the stock price as of the date hereof) with a three-year performance period, each as outlined below. The complete terms and conditions of each such grant will be set forth in the applicable award agreement you will receive at the time of the grant, which will be promptly after your start date. The time-vested RSUs will vest in equal installments on December 15, 2020, 2021 and 2022 (with any vested shares delivered no later than December 31 of the applicable year) and the performance-based RSUs will vest (if, and to the extent, earned) on December 15, 2022 (with any vested shares delivered no later than December 31, 2022).

With respect to equity-based awards, notwithstanding anything to the contrary in any applicable plan or arrangement of Ashland (provided, that, any more favorable vesting or delivery provisions generally applicable to senior executives will apply), in the event that your employment terminates on or prior to December 31, 2022 (i) involuntarily for reasons other than “Cause” (as defined in the Ashland Severance Pay Plan), including upon your death or disability or (ii) due to your resignation with Good Reason (as defined below), all outstanding equity-based awards will be pro-rated and vest on an accelerated basis upon the date of termination (and the shares delivered upon or as soon as practicable following the date of termination), or in the case of performance-based awards, pro-rated and settled on or as soon as practicable after the end of the applicable performance period based on actual performance. For the avoidance of doubt, upon your termination of employment, all vested SARs (whether previously vested or which accelerate and vest as a result of your termination of employment) must be exercised prior to the earlier of (A) the expiration date (as set forth in the applicable award agreement) and (B) the three-month anniversary of your termination of employment.

In the event of “Retirement” (as defined below) (provided, that, any more favorable vesting or delivery provisions generally applicable to senior executives will apply), all outstanding equity-based awards will be pro-rated and vest on an accelerated basis upon the date of Retirement (and the shares delivered upon or as soon as practicable following the date of Retirement), or in the case of performance-based awards, pro-rated and settled on or as soon as practicable after the end of the applicable performance period based on actual performance. For the avoidance of doubt, upon your Retirement, all vested SARs (whether previously vested or which accelerate and vest as a result of your Retirement) must be exercised prior to the earlier of (A) the expiration date (as set forth in the applicable award agreement) and (B) the three-month anniversary of your termination of employment.

For purposes of this letter, and notwithstanding anything to the contrary in any applicable plan or arrangement of Ashland, “Retirement” shall mean the termination of your employment at any time that you have at least five (5) years of service with Ashland.

With respect to severance benefits, you will be entitled to separation payments and benefits provided under the Ashland Severance Pay Plan (or any successor plan thereto) in the event of an involuntary termination of employment by the Company without Cause; provided, however, that during the period beginning on December 31, 2019 and ending on December 31, 2022 (i) you will be entitled to payments and benefits no less than those provided under the Ashland Severance Pay Plan as in effect on the date hereof, (ii) your separation benefits will include (A) a pro-rata payment under the Ashland IC Plan, based on actual performance, for the year of termination and (B) if applicable, a COBRA continuation coverage period equal to two (2) weeks for each completed year of service, subject to a minimum period of twenty (20) weeks and (iii) you will also be entitled to the payments and benefits provided in clauses (i) and (ii) in the event of a resignation from employment with Good Reason.

For purposes of this letter, “Good Reason” shall mean the occurrence of any of the following without your express written consent: (i) the significant diminution of your positions, duties, responsibilities or status as described herein, or a significant diminution in your titles or offices or any removal of you from, or any failure to reelect you to, any positions described herein, (ii) a reduction of fifteen (15) percent or more to your base salary, (iii) the failure by Ashland to continue in effect any incentive plan or arrangement described herein (or the failure to substitute and continue other plans or arrangements providing you with substantially similar benefits), or the taking of any action by Ashland which would adversely affect your participation in or materially reduce your benefits under any such plan, (iv) the failure by Ashland to continue in effect any plan or arrangement to receive Ashland securities described herein (or the failure to substitute and continue plans or arrangements providing you with substantially similar benefits), or the taking of any action by Ashland which would adversely affect your participation in or materially reduce your benefits under any such plan, (v) the relocation of your principal place of business to a location that exceeds a fifty (50) mile radius from Ashland’s current principal place of business, except for required travel on Ashland business to an extent substantially consistent with your business travel obligations or (vi) any breach by Ashland of any material provision of this letter. Notwithstanding the foregoing, Good Reason will not exist unless: (A) you provide Ashland with written notice of the act(s) alleged to constitute Good Reason within ninety (90) days of your knowledge of the occurrence of such act(s), (B) Ashland fails to cure such acts within thirty (30) days of receipt of such notice and (C) you exercise your right to terminate your employment for Good Reason within sixty (60) days thereafter.

In addition, you will be offered an individual Change in Control Agreement, in substantially the same form as the current Form of CEO Change in Control Agreement, which would provide you with separation benefits in the event of a qualifying termination following a Change in Control (as defined therein) of Ashland. A copy of the current Ashland Severance Pay Plan and Form of CEO Change in Control Agreement are enclosed. The benefits they provide, as described herein, do not create a contract of employment between you and Ashland.

You understand that Ashland reserves the right to amend its severance plans, and that Ashland may elect not to renew your individual CEO Change in Control Agreement in the future, and in such case, other than as provided herein, your severance benefits, whether for a termination occurring prior to or following a Change in Control (as defined by the applicable plan or agreement) would be governed by the plans and program then in effect.

You will be eligible for relocation benefits for a qualifying relocation which occurs between December 31, 2019 and December 31, 2021. You will accrue twenty (20) days of vacation annually, in addition to three (3) floating holidays, in accordance with the applicable Ashland policy. In addition, you will receive financial planning assistance from AYCO, provided at Ashland’s expense, as well as annual reimbursement of up to $10,000 of eligible financial planning expenses, and an annual executive physical exam up to a maximum cost of $5,000. You will be eligible to participate in employee benefit plans provided to senior executives of Ashland.

This employment offer is conditional upon the completion of appropriate reference checks and the successful completion of a drug screen. Separately, we will advise you of a date, time and place of the pre-employment drug screen.

The intent of the parties is that this letter comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“Section 409A”) or is exempt therefrom, and accordingly, to the maximum extent permitted, this letter will be interpreted to be in accordance therewith. In no event, however, will this letter be construed to require Ashland to provide any gross-up for tax consequences under Section 409A of payments made under this letter and Ashland will have no responsibility for tax consequences under Section 409A to you (or your beneficiaries) resulting from the terms or operation of this letter. Notwithstanding anything to the contrary in this letter, if at the time of your separation from service, you are a “specified employee,” as defined in Section 1.409A-1(i) of the Treasury Regulations, any and all amounts payable under this letter on account of such separation from service that constitute deferred compensation (within the meaning of Section 409A) and would (but for this paragraph) be payable within six (6) months following such separation from service, will instead be paid on the next business day following the expiration of such six-month period or, if earlier, upon your death. To the extent required by Section 409A, any payment or benefit that would be considered deferred compensation subject to, and not exempt from, Section 409A, payable or provided upon a termination of your employment, will only be paid or provided to you upon your separation from service (within the meaning of Section 409A). For purposes of Section 409A, each payment hereunder will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year and (iii) such payments will be made on or before the last business day of your taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

This letter will be governed in all respects by the laws of the State of Delaware.

Guillermo, on behalf of the Ashland Board of Directors, I am very pleased to extend this offer of employment to you. We look forward to an excellent opportunity for both you and Ashland as a result of your acceptance. If you choose to accept this offer, please confirm with your written acceptance below by October 8, 2019.

If you have any questions, concerns or need additional information, please feel free to contact me on [redacted].

Very truly yours,

/s/ Jay V. Ihlenfeld
Dr. Jay V. Ihlenfeld
Lead Director
Ashland Global Holdings Inc.

Enclosures

ACCEPTED:	/s/ Guillermo Novo

DATE:	October 8, 2019

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